Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (file no. 333-221091), S-3 (file no. 333-221093) and S-3 (file no. 333-219884) of Fennec Pharmaceuticals Inc. (the “Company”) of our report dated March 15, 2019 relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting as of December 31, 2018, which appear in the Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 15, 2019